                                                                    EXHIBIT 10.2

                   TAX SHARING AND INDEMNIFICATION AGREEMENT
                   -----------------------------------------

          THIS IS A TAX SHARING AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of the Effective Date, made by and among Irex Corporation, a Pennsylvania corporation ("IREX") on behalf of itself and each member of the IREX Post-Distribution Group, Specialty Products & Insulation Co., a Pennsylvania corporation ("SPI"), on behalf of itself and each member of the SPI Group, and their respective successors.

                                  Background
                                  ----------

          A.  IREX has determined to effect the Distribution;

          B. IREX and SPI have received the Tax Opinion regarding the tax treatment of the Distribution;

          C. The parties are entering into this Agreement: to insure the continuing effectiveness of the Tax Opinion; to provide for the parties' respective liabilities for Taxes; to provide certain indemnities; and to provide for various administrative matters relating to Taxes including: (1) the preparation and filing of Tax Returns along with the payment of Taxes shown due and payable thereon, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the parties to this Agreement, (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities which could result in a redetermination of Taxes, and (4) the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law; and

          D. It is the intent of the parties that, subject to certain limitations specified herein in more detail, (i) IREX shall generally bear the economic burden of Taxes imposed upon or attributable to the activities and operations of IREX and its affiliates other than the members of the SPI Group, including any Taxes attributable to the operations of IREX and its affiliates that are due under any consolidated, combined or unitary Tax Return (or group relief or similar arrangement) that includes one or more members of the SPI Group and at least one member of the IREX Pre-Distribution Group (an "IREX Consolidated Return") and (ii) the SPI Group shall generally bear the economic burden of substantially all Taxes otherwise imposed upon or attributable to the members of the SPI Group, including substantially all Taxes payable with respect to an IREX Consolidated Return that are attributable to the income or operations of a member of the SPI Group.

                                     Terms
                                     -----

          THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1 DEFINITIONS. As used in this Agreement (including the introduction and Background section hereof), the following definitions apply (such meanings to be equally applicable to both the singular and plural focus of the terms involved):

          ADJUSTMENT means any proposed or final change in the Tax Liability of a taxpayer.

          AFFILIATE means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          AFFILIATED PERSON has the meaning ascribed to such term in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          ASSOCIATES has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          BENEFICIAL OWNERSHIP has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          CODE means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any comparable successor legislation.

          CORPORATE SEPARATION AGREEMENT means the Corporate Separation Agreement among IREX, SPI and their affiliates entered into as of _________, 1998 in connection with the Distribution.

          DISTRIBUTION means the distribution of SPI common stock to the holders of IREX common stock.

          EFFECTIVE DATE means the date on which the Distribution occurs.

          EVERCORE PURCHASE means the purchase by Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P. of the stock of SPI immediately following the Distribution

                                       2
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          FINAL DETERMINATION means the final resolution of any Tax matter.  A
Final Determination shall result from the first to occur of:

          1. the expiration of 30 days after the IRS' acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the "Waiver"), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

          2. a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise);

          3. the execution of a closing agreement under Code section 7121, or the acceptance by the IRS of an offer in compromise under Code section 7122, or comparable agreements under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

          4. the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

          5.   the expiration of the applicable statute of limitations; or

          6. an agreement by the parties hereto that a Final Determination has been made.

          GROUP has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          INDEMNIFIED LIABILITY is defined at Section 8.1.

          INDEMNIFIED PARTY is any person that is entitled to a payment under
Article III or Article VII of this Agreement.

          INDEMNIFYING PARTY is any party to the Agreement that owes a payment to an Indemnified Party pursuant to Article III or Article VII of this Agreement.

          IREX CONSOLIDATED RETURN has the meaning set forth in paragraph D of the Background section hereof.

          IREX GROUP means, as of any relevant date, IREX and its Subsidiaries, determined as of such date.

          IREX POST-DISTRIBUTION GROUP means the members of the IREX Group at an applicable point in time following the Effective Date.

          IREX PRE-DISTRIBUTION GROUP means the members of the IREX Group at any applicable point in time prior to and including the Effective Date.

          IRS means the U. S. Internal Revenue Service.

          IRS INTEREST RATE means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

          MANAGEMENT PURCHASE means the issuance of SPI common stock to certain management employees of SPI that will not, in the aggregate, exceed 140 shares (determined on a post-Reverse Stock Split basis).

          NON-PRIMARY PARTY is defined at Section 4.2(a).

          OPINION OF COUNSEL means an opinion of independent tax counsel of recognized national standing and experienced in the issues to be addressed and otherwise reasonably acceptable to IREX, which sets forth an Unqualified Tax Opinion in form and substance satisfactory to IREX.

          PERSON means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          PRE-CLOSING ACCRUAL has the meaning set forth in Section 2.4.

          PRE-DISTRIBUTION DIVIDEND means the $10,490,000 dividend paid by SPI to IREX prior to the Distribution.

          PRIMARY PARTY is defined at Section 4.2(a).

          PROCEEDING is defined at Section 9.2(a).

          RECOVERABLE TAX ITEM means a Tax Item that is (i) reflected or required on a Tax Return that is required to be filed on or prior to the Effective Date and that, as filed, does not reflect a reasonable tax filing position with respect to such Tax Item or (ii) a deduction for parent overhead expense allocations.

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          RESTRICTED PERIOD means the two year period following the Effective
Date.

          REVERSE STOCK SPLIT means the reverse stock split of SPI entered into in connection with the Distribution

          SPI BUSINESS means the business of distributing and fabricating mechanical insulation, architectural/acoustical products and specialty products.

          SPI GROUP means SPI and its wholly-owned subsidiary, Richlar Industries, Inc.

          SPI RETURNS has the meaning set forth in Section 2.2 hereof.

          STOCK PURCHASE AGREEMENT means the Stock Subscription Agreement by and among IREX, SPI, Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P. dated as of October __, 1998.

          SUBSIDIARY means with respect to IREX or SPI, any Person of which IREX or SPI, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

          TAXES means all taxes assessments, charges, duties, fees, levies or other governmental charges, including without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock , transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for any such amounts as a result either of being a member or a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          TAX BENEFIT means a reduction in the Tax Liability of a taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all other periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

          TAX ITEM means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable. Without limiting the foregoing, Tax Items of IREX shall include any income or gain that may be recognized by the IREX Group in connection with the payment of the Pre-Distribution

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Dividend and any triggering of any excess loss account with respect to the stock of SPI in connection with the Distribution.

          TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits (of the applicable corporation and, in the case of an IREX Consolidated Return, the other members of the IREX Group included in such Tax Return), or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

          TAX OPINION means the opinion delivered by Dechert Price & Rhoads regarding the federal income tax consequences of the Distribution to IREX and the shareholders of IREX.

          TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          UNQUALIFIED TAX OPINION means an unqualified "will" opinion of tax counsel to the effect that a transaction does not disqualify the Distribution from qualifying for tax-free treatment for the shareholders of IREX and any member of the IREX Group under Code Section 355, assuming that the Distribution would have qualified for tax free treatment if such transaction did not occur. An Unqualified Tax Opinion may rely upon, and assume the accuracy of, any representations contained in the Tax Opinion, and any representations contained in an officer's certificate delivered by an officer of IREX or SPI to such tax counsel in connection with the delivery of such Unqualified Tax Opinion.


                                  ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS


          SECTION 2.1. IREX CONSOLIDATED RETURNS. IREX shall prepare and file, or cause to be prepared and filed, all IREX Consolidated Returns. At least 45 days prior to the applicable filing deadline for any IREX Consolidated Return that includes the income or operations of one or more members of the SPI Group, IREX shall cause a draft of such return to be delivered to SPI together with a reasonably detailed calculation of the portion of the Tax Liability for such return that IREX has determined is attributable to the income or operations of the members of the SPI Group.

          SECTION 2.2. SPI RETURNS. SPI shall prepare and file, or cause to be prepared and filed, all Tax Returns of or with respect to the members of the SPI Group other than the IREX Consolidated Returns (the "SPI Returns").

          SECTION 2.3. TAXABLE PERIOD ENDS ON EFFECTIVE DATE. The members of the SPI Group shall be included in the federal consolidated income tax return of the IREX Group for the taxable year that included the Effective Date. In accordance with Treasury Regulations (S)1.1502-76(b)(ii), the taxable year of the members of the SPI Group shall end for all federal income tax purposes on the close of the Effective Date. The allocation of Tax Items of the members of the SPI Group between the consolidated federal income tax return of the IREX Group that includes the Effective Date and the separate federal income tax return of the SPI Group for the taxable period beginning on the date immediately following the Effective Date shall be determined in accordance with Treasury Regulations
(S)1.1502-76(b)(2)(i), without an election to allocate Tax Items ratably pursuant to Treasury Regulations (S)1.1502-76(b)(2)(ii). Unless prohibited under applicable law, a taxable period of a member of the SPI Group that is included in any other IREX Consolidated Return that includes the Effective Date shall end on the Effective Date and Tax Items shall be allocated in a manner consistent with the allocation of Tax Items for federal income tax purposes.

          SECTION 2.4. SETTLEMENT OF PRE-CLOSING ACCRUAL FOR TAXES. The intercompany accounts among the IREX Post-Distribution Group and the SPI Group shall include an accrual for the parties' good faith estimate of the portion of each Tax Liability for any IREX Consolidated Return that is attributable to the members of the SPI Group for the period up to and including the Effective Date (the "Pre-Closing Accrual"), and SPI shall pay to IREX the applicable portion of the Pre-Closing Accrual at such time as the related Tax Liability is due and payable.

                                  ARTICLE III
          PAYMENT OF TAXES UPON FILING AND UPON SUBSEQUENT ADJUSTMENT


          SECTION 3.1. TAXES GENERALLY. Except as provided in Section 3.2 and
Section 3.3 of this Agreement:

     (a) IREX and its Subsidiaries shall pay or cause to be paid and shall indemnify and hold the members of the SPI Group harmless against all Tax Liabilities that arise (I) under each IREX Consolidated Return (A) to the extent attributable to the Tax Items of the members of the IREX Group other than the members of the SPI Group, (B) to the extent attributable to the Tax Items of the members of the SPI Group provided that the Tax Liability attributable to such Tax Items does not exceed the Pre-Closing Accrual for such Tax Liability, and (C) to the extent that (i) the Tax Liability relates to a Recoverable Tax Item for Federal income tax purposes or (ii) all Taxes shown to be due on IREX Consolidated Returns filed on or prior to the Effective Date were not paid; (II) under each SPI Return, to the extent that (A) the Tax Item relates to a Recoverable Tax Item for state tax purposes, or (B) all Taxes shown to be due on SPI Returns filed on or before the Effective Date were not paid; or (III) because all Taxes (that relate to a taxable period prior to and including the Effective Date) for which no Tax Return was filed, or was required to be filed, were not paid. To the extent the Pre-Closing Accrual for a Tax Liability specified in clause (I)(B) of the preceding sentence exceeds the Tax Liability attributable to the Tax Items of the members of the SPI Group, IREX shall promptly reimburse SPI for such excess.

     (b) Except to the extent that (I) there is a Tax Liability that relates to a Recoverable Tax Item for (A) Federal income tax purposes (with respect to IREX Consolidated Returns ) or (B) state tax purposes (with respect to SPI Returns); (II) all Taxes shown to be due on IREX Consolidated Returns filed on or before the Effective Date or SPI Returns filed on or before the Effective Date were not paid; or (III) all Taxes (that relate to a taxable period prior to and including the Effective Date) for which no such Tax Return was filed, or was required to be filed, were not paid, SPI shall pay or cause to be paid and shall indemnify and hold IREX and the members of the IREX Post-Distribution Group harmless against all Tax Liabilities that arise (i) under each IREX Consolidated Return to the extent attributable to the Tax Items of the members of the SPI Group and to the extent the Tax Liability attributable to such Tax Items exceeds the Pre-Closing Accrual for such Tax Liability and (ii) under each SPI Return.

          Notwithstanding the foregoing provisions of this Section 3.1, the IREX Post-Distribution Group shall be solely responsible for and shall indemnify and hold the members of the SPI Group harmless against all Tax Liabilities of the members of the SPI Group (or the portion of any Tax Liability of any IREX Consolidated Return attributable to the members of the SPI Group) that arise as a result of (i) an IREX Post-Distribution Group Member's failure to file or failure to timely file a Tax Return that includes a taxable period of a member of the SPI Group on or before the Effective Date or (ii) the Distribution (except for Taxes resulting from actions taken by SPI that are prohibited by Sections 6.1 and 6.2 or from actions taken by other Persons specified in Section 7.2).

          SECTION 3.2. STRADDLE PERIODS. If a taxable period of a member of the SPI Group includes the Effective Date but does not end on the Effective Date (as otherwise generally provided under Section 2.3 of this Agreement), the determination of Tax Liabilities up to and following the Effective Date including the Pre-Closing Accrual amounts shall be determined as follows: (A) in the case of personal property, real property and other ad valorem Taxes, on a per diem basis, and (B) in the case of all other Taxes on an interim closing of the books of the members of the SPI Group and an allocation of Tax Items as of the close of the Effective Date in manner consistent with the allocation of Tax Items for federal income tax purposes under Section 2.3.

          SECTION 3.3. ADJUSTMENTS. If any Tax Return is examined by a taxing authority and an Adjustment results from such examination, the party bearing responsibility for such Taxes determined under Section 3.1 shall pay its share of any additional Tax Liability resulting from the Adjustment, provided,
                                                               --------
however, that if the Adjustment that results in additional
-------

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Tax Liability to one party also results in a Tax Benefit to the other party, the party receiving such Tax Benefit, to the extent it is equal to or less than the other party's additional Tax Liability, shall pay such Tax Benefit to such other party within 30 days after such Tax Benefit is realized. Promptly after receiving notice from the party having the Adjustment which results in additional Tax Liability, the other party shall, to the extent permissible, make a claim for any Tax Benefit resulting from such Adjustment, on an amended Tax Return or in a formal or informal claim filed with the IRS, unless the amount of such Tax Benefit is immaterial or unless otherwise agreed by the parties. If an Adjustment could be governed by both this Section 3.3 and Articles VII, VIII, or IX, those Articles will take precedence over this Section 3.3.

                                  ARTICLE IV
        COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

          SECTION 4.1.  TAX RETURN INFORMATION.

          (a) SPI shall, and shall cause each member of the SPI Group to, provide IREX with all information and other assistance reasonably requested by IREX to enable the members of the IREX Post-Distribution Group to prepare and file IREX Consolidated Returns required to be filed by them pursuant to this Agreement.

          (b) IREX shall, and shall cause each appropriate member of the IREX Post-Distribution Group to, provide SPI with all information and other assistance reasonably requested by SPI to enable SPI to prepare and file SPI Returns required to be filed by them pursuant to this Agreement.

          SECTION 4.2.  AUDITS AND ADJUSTMENTS.

          (a) Whenever IREX or SPI receives in writing from the IRS or any other taxing authority notice of an Adjustment that may give rise to a payment from the other party under this Agreement or otherwise affect the other party's Taxes, IREX or SPI, as the case may be, shall give written notice of the Adjustment to the other party within thirty (30) days of becoming aware of the Adjustment but in no case later than ten (10) days before IREX or SPI, as the case may be, is required to respond to the IRS or other taxing authority. The party primarily liable for any Tax Liability with respect to the Adjustment under Section 3.1 or Section 3.3 (the "Primary Party") at its own expense shall have primary control over all matters relating to the Adjustment that may give rise to a payment obligation by the Primary Party, provided, however, that the
                                                   --------  -------
other party (the "Non-Primary Party") may settle, partially settle, or otherwise resolve any controversy involving the Non-Primary Party's return to which the particular Adjustment relates, so long as the Non-Primary Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Primary Party's position, without prior written consent, which may not be unreasonably withheld or delayed, from the Primary Party.

          (b) SPI agrees to reasonably cooperate with IREX, in the negotiation, settlement, or litigation of any liability for Taxes of any member of the IREX Post-Distribution Group.

          (c) IREX agrees to reasonably cooperate with SPI in the negotiation, settlement, or litigation of any liability for Taxes of any member of the SPI Group.

          (d)  In the event of a conflict between the operation of this Section
4.2 and Articles VII, VIII, or IX, those Articles will take precedence over this
Section 4.2.

For purposes of this Article IV, the term "party" shall refer to any member of the IREX Post-Distribution Group and any member of the SPI Group, as the case may be.

                                   ARTICLE V
                 RETENTION OF RECORDS; STATUTES OF LIMITATIONS

          SECTION 5.1. RETENTION OF RECORDS. IREX and SPI agree to retain the appropriate records that may affect the determination of the liability for Taxes of any member of the IREX Group or the SPI Group, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party's request and expense.

          SECTION 5.2. STATUTE OF LIMITATIONS. IREX and SPI will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

                                  ARTICLE VI
                         REPRESENTATIONS AND COVENANTS


          SECTION 6.1.  REPRESENTATIONS.

          (a) SPI has reviewed the representations listed on Exhibit 6.1 attached hereto and, to the best of SPI's knowledge, those representations are complete and accurate in all material respects. SPI shall comply in all material respects with each such representation. Except as provided in Section 6.2(b), to the extent such representation relates to future actions or events under its control, SPI will not take any action during the Restricted Period that would have caused such representation to be untrue if SPI had planned or intended to take such action at the time such representation was made by or on behalf of SPI.

          (b) SPI hereby represents and warrants to IREX that SPI has no intention to undertake any of the transactions set forth in Section 6.2(a)(ii) nor does SPI have any intention to cease to engage in the active conduct of the trade or business (within the meaning of Section 355(b)(2) of the Code) of the SPI Business.

          (c) IREX hereby represents and warrants that it has timely filed all Tax Returns required to be filed with respect to the members of the SPI Group.

          SECTION 6.2.  COVENANTS.

          (a) SPI covenants and agree with IREX that after the Distribution and during the Restricted Period:

              (i) SPI will continue to engage in the SPI Business and will continue to maintain a substantial portion of its assets and business operations as they existed prior to the Distribution; provided that the foregoing shall not be
                                  --------
                    deemed to prohibit SPI from entering into or acquiring other businesses or operations or from disposing of or shutting down segments of the SPI Business so long as SPI continues to engage in the SPI Business and continues to so maintain such substantial portion of their assets and business operations;

              (ii) Except as provided in Section 6.2(b) and other than the Evercore Purchase, neither SPI, nor any of its Affiliates nor any of its or their respective directors, officers or other representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

                    (1) the issuance of SPI common stock (including any issuance pursuant to the exercise of options, warrants, rights or securities exercisable for, or convertible into, SPI common stock) in a single transaction or in a series of related or unrelated transactions or otherwise or in the aggregate which would exceed (taking into account the issuance of SPI common stock in the Evercore Purchase and other issuances of stock following the Distribution) 46% of the aggregate voting power or value of the outstanding SPI common stock immediately following the Distribution and prior to the Evercore Purchase;

                    (2) except with respect to the Reverse Stock Split, any redemptions, repurchases or other acquisitions of capital stock or other equity interest in SPI in a single transaction or a series of related or unrelated transactions, unless such redemptions, repurchases or other acquisition satisfy the following requirements under Section 4.05(1)(b) of Revenue Procedure 96-30:

                         (A) there is a "sufficient business purpose" for the transaction,

                         (B) the stock to be purchased, redeemed or otherwise acquired is widely held,

                         (C) the stock purchases or other acquisitions will be made on the open market, and

                         (D) the amount of stock purchases, redemptions, or other acquisitions in a single transaction or in a series of related or unrelated transactions will not equal or exceed an amount of stock representing 20% of the outstanding stock of SPI immediately following the Distributions.

                    (3) the dissolution, merger, or complete or partial liquidation of SPI or any announcement of such action.

          (b) Following the Distribution Date, SPI and its Affiliates may take any action or engage in conduct otherwise prohibited by Sections 6.1(a) or 6.2(a) so long as prior to such action or conduct, as the case may be, IREX or SPI receives (A) a ruling from the IRS in form and substance reasonably satisfactory to IREX and upon which IREX can rely to the effect that the proposed action or conduct, as the case may be, will not cause the Distributions to fail to qualify for the tax treatment stated in the Tax Opinion, or (B) an Opinion of Counsel in form and substance reasonably satisfactory to IREX and upon which IREX can rely to the effect that the proposed action or conduct, as the case may be, will not cause the Distribution to fail to qualify for the tax treatment stated in the Tax Opinion. Notwithstanding the foregoing, nothing in this Section 6.2(b) shall impose any restrictions on the activities of the SPI Group after the Restricted Period.

                                  ARTICLE VII
                           SPI INDEMNITY OBLIGATIONS


          SECTION 7.1.  SPI INDEMNITY. If SPI takes any action prohibited by
Article VI or violates a representation or covenant contained in Article VI, and the Distribution fails to qualify for the tax treatment stated in the Tax Opinion as a result of such action or violation, then the SPI shall indemnify and hold harmless the IREX Post-Distribution Group against any and all Taxes imposed upon or incurred by the IREX Post-Distribution Group as a result of the failure.

          SECTION 7.2. TENDER OFFER OR PURCHASE OFFER. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the proviso at the end of this Section 7.2), if, during the Restricted Period, any Person or Group of Affiliated Persons or Associates acquires Beneficial Ownership of SPI common stock (or any other class of outstanding SPI stock) or commences a tender or other purchase offer for the capital stock of SPI or initiates any other form of transaction to acquire directly or indirectly SPI capital stock, upon consummation of which such Person or Group of Affiliated Persons or Associates would acquire Beneficial Ownership of SPI common stock (or any other class of outstanding SPI stock) such that the Distribution shall fail to qualify for the tax treatment stated in the Tax Opinion primarily as a result of such acquisition, tender or other purchase offer, or other form of transaction, then SPI shall indemnify and hold harmless the IREX Post-Distribution Group against any and all Taxes imposed upon or incurred by the IREX Post-Distribution Group as a result of the failure of the Distribution to so qualify; provided, however, any acquisition of SPI common stock pursuant to the Evercore Purchase or the Management Purchase shall not be a violation of this Section 7.2 (and thus shall not trigger the indemnity pursuant to this Section 7.2).

                                 ARTICLE VIII
                       CALCULATION OF INDEMNITY AMOUNTS


          SECTION 8.1. AMOUNT OF INDEMNITY. The amount indemnified against under Article III and Article VII ("Indemnified Liability") for a tax based on or determined with reference to income shall be deemed to be the amount of the tax computed by multiplying (i) the taxing jurisdiction's highest marginal tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under Article III and Article VII for the taxable period in which the Distribution occurs, times (ii) the gain or income of the Indemnified Party which is subject to tax in the taxing jurisdiction and indemnified against under Article III and Article
VII. All amounts payable under this Agreement shall be grossed-up, based on the tax rate referred to in clause (i) of the preceding sentence, so that the Indemnified Party is made whole on an after-tax basis.

                                  ARTICLE IX
                        PROCEDURAL ASPECTS OF INDEMNITY


          SECTION 9.1.  GENERAL.

          (a) If either the Indemnified Party or the Indemnifying Party receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by the Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (i) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 9.2 and (ii) the Indemnifying Party is materially and adversely prejudiced by such delay.

          (b) The parties hereto undertake and agree that from and after such time as they obtain knowledge that any representative of a taxing authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent (A) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 9.2 and (B) the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such taxing authority or any representative thereof pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other party to be present at all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

          SECTION 9.2.  CONTESTS.

          (a) Provided that (i) an Indemnifying Party shall furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability and (ii) such Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, such Indemnifying Party shall assume and direct the defense or settlement of any tax examination, administrative appeal, hearing, arbitration, suit or other proceeding (each a "Proceeding") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such liability.

          (b) If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

          (c) Notwithstanding the foregoing, if at any time during a Proceeding controlled by an Indemnifying Party pursuant to Section 9.2(a) such Indemnifying Party fails to provide evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that such Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the Proceedings upon 7 days written notice.

          (d) In addition to the amounts referred to in Section 7.1, an Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by such Indemnifying Party and/or the Indemnified Party. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

          (e) An Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. An Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers.

          (f) Any Proceeding which is not controlled or which is no longer controlled by an Indemnifying Party pursuant to Section 9.2 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants, shall be reimbursed by such Indemnifying Party. An Indemnified Party will not be required to pursue the claim in federal district court, the Court of Federal Claims or any state or foreign court if as a prerequisite to such court's jurisdiction, the Indemnified Party is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by such Indemnifying Party.

          SECTION 9.3. TIME AND MANNER OF PAYMENT. An Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by an Indemnifying Party to the taxing authority) no less than seven (7) business days prior to the date payment of the Indemnified Liability is to be made by any party to the taxing authority (or, if applicable, to one or more IREX shareholders). Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to an Indemnifying Party prior to the due date of such payment. If an Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

          SECTION 9.4. REFUNDS. In connection with this Agreement, if an Indemnified Party receives a refund in respect of amounts paid by an Indemnifying Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the taxing authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following receipt (or notification of credit), remit such refund and any related interest to such Indemnifying Party.

          SECTION 9.5. COOPERATION. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.

                                   ARTICLE X
                            RESOLUTION OF DISPUTES


          SECTION 10.1  DISPUTES.

          (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be subject to the provisions of this
Section 10.1; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation of executive who have authority to settle the controversy. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 45 day period (the "Initial Mediation Period"), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of IREX, the Chief Executive Officer, and (b) in the case of SPI, the Chief Executive Officer (collectively, the "Designated Officers"). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

          (c) If the Dispute has not been resolved by negotiation within 75 days of the first party's notice, or if the parties failed to meet within 30 days of the first party's notice, or if the Designated Officers failed to meet within 60 days of the first party's notice, either party may commence any litigation or other procedure allowed by law.

                                  ARTICLE XI
                                    GENERAL


          SECTION 11.1. TERM OF THE AGREEMENT. This Agreement shall become effective as of the Effective Date and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

          SECTION 11.2. INJUNCTIONS. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

          SECTION 11.3. ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          SECTION 11.4. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

          SECTION 11.5. WAIVERS. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          SECTION 11.6. CHANGE OF LAW. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          SECTION 11.7. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may require pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

          SECTION 11.8. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          SECTION 11.9. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          SECTION 11.10. NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below:

                    IREX at:  Irex Corporation
                              120 North Lime Street
                              Lancaster, Pennsylvania  17602
                              Attn.:  General Counsel
                              Fax No. (717) 393-3872

                    SPI at:   Specialty Products & Insulation Co.
                              1097 Commercial Avenue
                              P.O. Box 576
                              East Petersburg, PA  17520-0576
                              Attn.: Chief Financial Officer
                              Fax No. (717) 519-4046

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

          SECTION 11.11. PRE-DISTRIBUTION EARNINGS AND PROFITS. IREX and SPI agree to allocate pre-Distribution earnings and profits in accordance with Treasury Regulation Section 1.312-10.

          SECTION 11.12. COSTS AND EXPENSES. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

          SECTION 11.13. CANCELLATION OF PRIOR TAX ALLOCATION OR TAX-SHARING AGREEMENTS. Except as otherwise expressly provided herein, on or prior to the Effective Date, IREX shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any member of the SPI Group would otherwise be bound following the Distribution.

          SECTION 11.14. INTEREST ON LATE PAYMENTS. If a party delays making any payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

          SECTION 11.15. GENERAL. This Agreement, including the attachments, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 11.5. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.16. GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, applicable to contracts executed in and to be performed entirely within that state. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.


                              IREX CORPORATION

                              By:  _____________________________
                                   Name:
                                   Title:


                              SPECIALTY PRODUCTS & INSULATION CO.


                              By:  _____________________________
                                   Name:
                                   Title:

                   TAX SHARING AND INDEMNIFICATION AGREEMENT
                                  EXHIBIT 6.1

     1. The Distribution is being carried out for the following corporate business purposes:

          a. Ronald L. King, President and Chief Executive Officer of SPI, and Michael Hughes, Vice President and Chief Financial Officer of SPI ("Management") and the Board of Directors of SPI (the "Board") have determined it is in the best interests of SPI and its subsidiaries to raise equity capital through an issuance of common stock, the proceeds of which would be used to reduce the level of outstanding indebtedness of SPI and its subsidiaries and for other good and valid corporate business purposes. The purchasers of SPI stock in the Evercore Purchase (the "Evercore Purchasers") have indicated that the Distribution is an essential pre-condition to the Evercore Purchase as the Evercore Purchasers are unwilling to invest either directly in SPI while it is a subsidiary of IREX or directly in IREX;

          b. Management and the Board believe that the Distribution will give SPI greater managerial, operational and financial flexibility to deal with their independent operations;

          c. Management and the Board believe that the Distribution will improve SPI's ability to pursue and finance acquisitions and other business opportunities;

          d. Management and the Board believe that potential customers of SPI will be more likely to purchase products from SPI if it operates independently from IREX, whose business competes to some extent with the business of SPI's customers; and

          e. The Distribution will enable SPI to provide its management and employees with incentive compensation that more directly reflects the success of SPI.

          The Distribution is motivated in whole or substantial part by one or more of these business purposes.

     2. Management has no current plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any stock of SPI after the Distribution.

     3. There is no current plan or intention to liquidate SPI, to merge SPI with any other corporation, or to sell or otherwise dispose of the assets of SPI after the transaction, except in the ordinary course of business.

     4. The Evercore Purchase will be completed as soon as practical following the Distribution and will, in all events, occur within one year after the date of the Distribution.

     5. SPI has been directly engaged in the business of the distribution of mechanical insulation and architectural products (the "Business") for over 5 years, and SPI employees have performed active and substantial operational and management functions with respect to the Business continuously during that 5-year period.

     6. Other than (i) certain advances and intercompany accounts from members of the IREX Group to the SPI Group that will be satisfied in full promptly following the Distribution and the Evercore Purchase, (ii) amounts that may be owing from time to time under the Corporate Separation Agreement, the Benefits Sharing Agreement and the Tax Sharing Agreement (as those agreements are defined in the Stock Purchase Agreement) and other obligations incurred in the ordinary course of business on an arms' length basis and (iii) the Irex Notes (as defined in the Stock Purchase Agreement), no intercorporate debt will exist between IREX and SPI at the time of the Distribution, nor is there a current plan for such intercompany debt to exist following the Distribution.

     7. Payments made in connection with all continuing transactions between any member of the SPI Group and any member of the Irex Post-Distribution Group will be on terms that approximate fair market value based on terms and conditions that are generally comparable to terms arrived at by the parties bargaining at arms length.

     8. SPI has no current plan or intention to issue, redeem or otherwise engage in transactions with respect to its stock (other than pursuant to (i) the Evercore Purchase, (ii) the Reverse Stock Split, (iii) options that may be exercised under the Stock Option Plan (as defined in the Stock Purchase Agreement), or (iv) the Management Purchase; provided, however, that this representation shall not apply to transactions with respect to SPI stock that do not cause subsection 355(e) of the Code to apply to the Distribution (whereby the SPI common stock is not treated as qualified property for purposes of subsection 355(c) of the Code).

     9. The Reverse Stock Split is being undertaken by SPI to reduce the number of SPI shareholders after the Distribution and to thereby reduce certain securities regulation compliance costs. None of the cash being paid in lieu of fractional shares represents separately bargained for consideration on behalf of the IREX shareholders, and it is estimated that the total number of fractional shares (in lieu of which, cash will be paid) will be less than 1.5% of the number of SPI shares that would be outstanding after the Distribution if fractional shares were issued in the Distribution.